Exhibit 10.19

CONSULTING AGREEMENT

Effective May 4, 2015, Michael A. Metzger, an unincorporated individual

("Consultant") and Tobira Therapeutics, Inc. ("Company") agree as follows:

1. Services; Payment; No Violation of Rights or Obligations.

a. Consultant agrees to undertake and complete the Services (as defined in Exhibit A) in accordance with and on the schedule specified in Exhibit A. As the only consideration due Consultant regarding the subject matter of this Agreement, Company will pay Consultant as (and only as) expressly stated in Exhibit A. Unless otherwise specifically agreed upon by Company in writing (and notwithstanding any other provision of this Agreement), all activity relating to Services will be performed by and only by Consultant. Consultant agrees to use his best efforts, skill and knowledge to provide, in accordance with the terms and conditions hereinafter set forth, services of the type or types and at the location or locations described in Exhibit A attached hereto and incorporated by reference herein, for the benefit of the Company or any Affiliate of Company. Consultant will have no responsibilities or authority as a consultant to the Company other than as provided in Exhibit A. It is not intended and in no event shall Consultant perform consulting services for the Company at a level that would require Consultant to devote to such consulting services twenty percent (20%) or more of the average level of bona fide services performed by Consultant while an employee of Regado Biosciences, Inc. over the thirty-six (36) month period immediately preceding the date of this Agreement (the "Maximum Commitment"). The Maximum Commitment has been established so that Consultant will have incurred a "separation of service" as of the date hereof pursuant to and in accordance with the regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder and any state law of similar effect, and Consultant will act accordingly. During the term of this Agreement, Consultant will report directly to the Company' Chief Executive Officer. As used this Agreement, "Affiliate of the Company" will mean any corporation or non-corporate entity which controls, is controlled by, or is under common control with the Company. A corporation or noncorporate entity, as applicable, will be regarded as in control of another corporation if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock of the other corporation or, in the absence of the ownership of at least fifty percent (50%) of the voting stock of a corporation or in the case of a non-corporate entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or noncorporate entity, as applicable.

b. Consultant agrees that it will not (and will not permit others to) violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose at any time Consultant's own or any third party's confidential information or intellectual property in connection with the Services or otherwise for or on behalf of Company.

2. Ownership; Rights; Proprietary Information; Publicity.

a. Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, sui generis database rights and all other intellectual property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by or for or on behalf of Consultant during the term of this Agreement that relate solely to the subject matter of or arise out of or in connection with the Services or any Proprietary Information  (as defined  below) (collectively,  "Inventions")  and Consultant will promptly disclose and provide all Inventions to Company. Consultant hereby makes all assignments necessary to accomplish the foregoing ownership; provided that no assignment is made that extends beyond what would be allowed under California Labor Code Section 2870 (attached as Exhibit B) if Consultant was an employee of Company. Consultant shall assist Company, at Company's expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain,  enforce  and defend any rights assigned. Consultant hereby irrevocably designates and appoints Company as its agent and attorney-in-fact, coupled with an interest, to act for and on Consultant's behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant and all other creators or owners of the applicable Invention.

b. Consultant  agrees that all Inventions  and all other  business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) developed, learned or obtained by or for or on behalf of Consultant during the period that Consultant is to be providing the Services that relate solely to Company or the business in connection with the Services, or that are received by or for Company in confidence, constitute "Proprietary Information." Consultant shall hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, Consultant shall not be obligated under this paragraph with respect to information Consultant can document is or becomes readily publicly available without restriction through no fault of Consultant. Upon termination or as otherwise requested by Company, Consultant will promptly provide to Company all items and copies containing or embodying Proprietary Information, except that Consultant may keep its personal copies of its compensation records and this Agreement. Consultant also recognizes and agrees that Consultant has no expectation of privacy with respect to Company's telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that Consultant's activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

c. As additional protection for Proprietary Information, Consultant agrees that during the period over which it is to be providing the Services (i) and for one year thereafter, Consultant will not directly or indirectly encourage or solicit any employee or consultant of Company to leave Company for any reason. Without limiting the foregoing, Consultant may perform services for other companies or persons, provided that such services do not represent a conflict of interest or a breach of Consultant's obligation under this Agreement or otherwise.

d. To the extent allowed by law, Section 2.a and any license granted Company hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights," "artist's rights," "droit moral," or the like. Furthermore, Consultant agrees that notwithstanding any rights of publicity, privacy or otherwise (whether or not statutory) anywhere in the world, and without any further compensation, Company may and is hereby authorized to (and to allow others to) use Consultant's name in connection with promotion of its business, products or services. To the extent any of the foregoing is ineffective under applicable law, Consultant hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible. Consultant will confirm any such ratifications and consents from time to time as requested by Company. If any other person is in any way involved in any Services, Consultant will obtain the foregoing ratifications, consents and authorizations from such person for Company's exclusive benefit.

e. If any part of the Services or Inventions or information provided hereunder is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned by or licensed to Consultant (or any person involved in the Services) and not assigned hereunder, Consultant hereby grants Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of Company's  exercise or exploitation of the Services, Inventions, other work or information performed or provided hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

f. Both during and after the term of this Agreement, Consultant acknowledges his continuing obligations under his Proprietary Information, Inventions, and Noncompetition Agreement dated December 5, 2013.

3. Warranties and Other Obligations. Consultant represents, warrants and covenants that:  (i) the Services will be performed in a professional and workmanlike manner and that none of such Services nor any part of this Agreement is or will be inconsistent with any obligation  Consultant  may have to others; (ii) all work under this Agreement shall be Consultant's original work and none of the Services or Inventions nor any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Consultant);  (iii) Consultant  has the full right to allow it to provide Company with the assignments and rights provided for herein (and has written enforceable agreements with all persons necessary to give it the rights to do the foregoing and otherwise fully perform this Agreement); (iv) Consultant shall comply with all applicable laws and Company safety rules in the course of performing the Services; and (v) if Consultant's work requires a license, Consultant has obtained that license and the license is in full force and effect.

4. Termination. If either party breaches a material provision of this Agreement, the other party may terminate this Agreement upon ten (10) days' notice, unless the breach is cured within the notice period. Company or Consultant also may terminate this Agreement at any time, with or without cause, upon fifteen (15) days' notice, but, if (and only if) such termination is without cause, Company shall upon such termination pay Consultant all unpaid, undisputedamounts due for the Services completed prior to notice of such termination. Sections 2 (subject to the limitations set forth in Section 2.c) through 9 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration. Company may communicate the obligations contained in this Agreement to any other (or potential) client or employer of Consultant.

5. Relationship of the Parties; Independent Contractor; No Employee Benefits. Notwithstanding any provision hereof, Consultant is an independent contractor and is not an employee, agent, partner or joint venturer of Company and shall not bind nor attempt to bind Company to any contract. Consultant shall accept any directions issued by Company pertaining to the goals to be attained and the results to be achieved by Consultant, but Consultant shall be solely responsible for the manner and hours in which the Services are performed under this Agreement. Consultant shall not be eligible to participate in any of Company's employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs. Company shall not provide workers' compensation, disability insurance, Social Security or unemployment compensation coverage or any other statutory benefit to Consultant. Consultant shall comply at Consultant's expense with all applicable provisions of workers' compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors. Consultant will ensure that its employees, contractors and others involved in the Services, if any, are bound in writing to the foregoing, and to all of Consultant's obligations under any provision of this Agreement, for Company's benefit and Consultant will be responsible for any noncompliance by them. Consultant agrees to indemnify Company from any and all claims, damages, liability, settlement, attorneys' fees and expenses, as incurred, on account of the foregoing or any breach of this Agreement or any other action or inaction by or for or on behalf of Consultant.

6. Assignment. This Agreement and the services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer or subcontract any rights or obligations under this Agreement without the written consent of Company. Any attempt to do so shall be void. Company may fully assign and transfer this Agreement in whole or part with the consent of the Consultant.

7. Notice. All notices under this Agreement shall be in writing and shall be deemed given when personally delivered, or three days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth herein or to such other address as such party last provided to the other by written notice.

8. Miscellaneous. Any breach of Section 2 or 3 will cause irreparable harm to Company for which damages would not be an adequate remedy, and therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes, additions, modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys' fees. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement. This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to the subject matter hereof.

9. Arbitration. Any controversy or claim (except those regarding Inventions, Proprietary Information or intellectual property) arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, provided however, that each party will have a right to seek injunctive or other equitable relief in a court of law. The prevailing party will be entitled to receive from the non-prevailing party all costs, damages and expenses, including reasonable attorneys' fees, incurred by the prevailing party in connection with that action or proceeding, whether or not the controversy is reduced to judgment or award. The prevailing party will be that party who may be fairly said by the arbitrator(s) to have prevailed on the major disputed issues. Consultant hereby consents to the arbitration in the State of California in the county of San Mateo.

Michael A. Metzger
(Consultant)		(Company)

By	/s/ Michael A. Metzger	By	/s/ Laurent Fischer, M.D

	Michael A. Metzger		Laurent Fischer, M.D.
	41 North Way		Chief Executive Officer
Chappaqua, New York 10514

EXHIBIT A

SERVICES The services shall be rendered for a set period of two years from the date hereof, unless this Agreement is earlier terminated pursuant to Section 4 hereof. The services are as follows (and also include any other work consultant performs for company or related to the Company's actual or proposed business, research or development):

•

Consultant shall aid in the transition of Consultant's work and responsibilities, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons including licensing of Regado Biosciences, Inc.'s IP and products as may be designated by the Company, as reasonably requested and directed by the Company's Chief Executive Officer from time to time.

•	Consultant shall consult to the Company's CEO on matters related to business development.

The Company anticipates that the services will not exceed [10] hours per [month]. Consultant shall perform the services at such times as Consultant shall determine in his discretion. If the nature of the services is such that they must be performed at a place or places determined by the Company, the Company shall arrange for access to such place or places.

FEES/EXPENSES

Flat fee of $3,333.34 per month, payable promptly after receipt of Consultant's complete, correct and audit-worthy invoice.

Expense reimbursement (1) limited to required, reasonable telephone expenses and long distance coach class (or equivalent) travel (transportation, lodging and meals) authorized in writing by Company in advance, and (2) payable 20 days after itemized invoice and delivery of receipts.

STOCK OPTIONS Subject to the approval of Company’s Board of Directors and the terms and conditions of Company's 2013 Equity Compensation Plan (the "Plan") and the applicable stock option agreement, attached hereto as Exhibit C, Consultant shall be granted an option to purchase the number of shares of Company's Common Stock (as currently constituted) indicated below (if any), subject to vesting and repurchase rights as set forth in the applicable agreement.

Number of shares: [                      ]

EXHIBIT B

California Labor Code Section 2870.Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for his employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

5